Exhibit 99.1
NEWS RELEASE

Mar 29, 2007

FLEXIBLE SOLUTIONS ANNOUNCES FULL YEAR, 2006 FINANCIAL RESULTS

VICTORIA, BRITISH COLUMBIA, Mar 29, 2007 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the full year (FY) ended Dec 31, 2006.

Mr. Daniel B. O’Brien, CEO, states, “This was a great year for FSI yielding a 25% growth in operating revenues and a substantial increase in operating cash flow when compared to FY, 2005.”

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GAAP sales for the full year (FY), 2006, of $8,373,597, were up 25% when compared to sales, of $6,709,394, in the corresponding period a year ago. The result was an accounting net loss of $1,164,369, or $0.09 per basic weighted average share for FY, 2006.

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Included in FY, 2006 revenue was a “return of capital” or “Registration rights penalty” from a previous financing, unrelated to on going business, of $326,710. Recent changes to GAAP accounting suggest such an item now be treated as an “Other item” and be expensed rather than treated as a “cost of raising capital” and reducing net proceeds raised as it would customarily be treated. Timing of a “return of capital” is the issue surrounding this change in GAAP. Also, $46,177 in bad debt, from 2001 to 2003, was realized in 2006. This was debt related to a past employee and unrelated to business in 2006.

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Non-GAAP FY, 2006 loss before other items (when $326,710 and $46,177 are added back) (see the financials) was $791,482, or $0.06 per share, versus a loss of $1,176,751, or $0.09 per share, in FY, 2005. Basic weighted average shares used in computing per share amounts for each year were 12,994,430 and 12,541,084 respectively.

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Non-GAAP operating cash flow. For the 12 months ending Dec. 31, 2006 net income reflects $1,530,061 of non-cash charges ($858,585 in stock option expense, $74,306 of shares issued for services and $597,170 of depreciation) and, when depreciation and stock expenses are removed, the Company shows positive operating cash flow of $365,692 or $0.03 per share.

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Non-GAAP 12 month, 2006 operating cash flow, when the one time “Other item” (of $326,710) and past bad debt ($46,177) is added back in, would be $738,579, or $0.06, per basic weighted average share, up substantially over the previous year’s number of $34,467 ($0.00 per share).

The NanoChem division continues to contribute substantially to sales and cash flow and, significant new opportunities have developed to further increase sales in this division. Also, opportunities to synergistically cross sell the products of all FSI divisions continue to generate leads to new business. The swimming pool and NanoChem divisions are cooperating to increase utilization of the Peru, Illinois factory while decreasing costs for the Company as a whole. Note that NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in sales figures quarter over quarter.

* CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Friday Mar. 30th to discuss the financials. Call 1 800 218 8862 or 1 303 262 2140. *

The above and following table contains supplemental information regarding income from operations for the 12 months ended Dec. 31, 2006 and 2005. Adjustments to exclude depreciation, stock option expenses, past bad debt expense and one time charges are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For the 12 Months Ended Dec. 31 (& 12 Months Cash Flow)
(Audited except for NON-GAAP)
	Audited except for NON-GAAP
	12 months ended Dec. 31
	2006		2005
Revenue	$8,373,597		$6,709,394
Net income (loss) GAAP	$(1,164,369)		$(1,176,751)
Net income (loss) per common share - basic. GAAP	$(0.09)		$(0.09)
Net income (loss) excluding “Other item” and past bad debt NON-GAAP	$(791,482)		$(1,176,751)
Net income (loss) per common share excluding “Other item” - basic. NON-GAAP	$(0.06)		$(0.09)
12 month weighted average shares used in computing per share amounts - basic. GAAP	12,994,430		12,541,084

Operating Cash flow (12 months). NON-GAAP	$365,692	a	$34,467	a
Operating Cash flow per share (12 months) - basic. NON-GAAP	$0.03	a	$0.00	a
Operating Cash flow excluding “Other item” and past bad debt (12 month) - basic. NON-GAAP	$738,579	a	$34,467	a
Operating Cash flow per common share excluding “Other item” and past bad debt (12 month) - basic. NON-GAAP	$0.06	a	$0.00	a
“Registration rights penalty” one time “Other item” adjustment.	$326,710		$0.00
Past bad debt expense (2001-2003)	$46,177		$0.00
Non-cash Adjustments (12 month)	$1,530,061	b	$1,211,218	b
a)  Non-GAAP amounts exclude certain non-cash items, depreciation and stock option expenses. This is a 12 month number as per financials.
b) Amount represents depreciation, shares for service and stock option expenses.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Contact BPC Financial John Baldissera Toll Free: 800.368.1217 Email: ir@barrettopacific.com	Flexible Solutions International - Head Office Jason Bloom Tel: 800.661.3560 Email: Info@flexiblesolutions.com

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